Exhibit 99


FirstEnergy Corp.                               For Release:  January 20, 2004
76 S. Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                             Investor Contact:
Ralph J. DiNicola                               Kurt Turosky
(330) 384-5939                                  (330) 384-5500



                          ANTHONY J. ALEXANDER ELECTED
                     CHIEF EXECUTIVE OFFICER OF FIRSTENERGY;
                  GEORGE M. SMART ELECTED CHAIRMAN OF THE BOARD

         Akron, Ohio - FirstEnergy Corp. (NYSE: FE) announced today that its Board of Directors has elected Anthony J. Alexander president and chief executive officer, effective immediately. Mr. Alexander, 52, was elected president and chief operating officer in 2001, and acting chief executive officer on December 22, 2003. He succeeds H. Peter Burg, who passed away on January 13, 2004.

         The Board also elected George M. Smart, 57, chairman of the Board, and indicated that a search will begin immediately for an executive to serve as chief operating officer. Mr. Smart, who retired as president of Sonoco-Phoenix, Inc., on December 31, 2003, was elected to Ohio Edison Company's Board in 1988 and to FirstEnergy's Board in 1997. He chairs the Audit Committee and is a member of the Compensation Committee. Mr. Smart will not hold an executive position with FirstEnergy.

         "I look forward to serving FirstEnergy in this new capacity and to working with Tony as he continues the company's ongoing efforts to enhance shareholder value," Mr. Smart said.

         "I am honored that the board has given me this opportunity," said Mr. Alexander. "Our management team understands the work that we have before us and is dedicated to enhancing the performance of our generating fleet, improving system reliability, and strengthening our financial results."

         Prior to his retirement, Mr. Smart served as president of Sonoco-Phoenix since 2001. He held the position of chairman of the board and president of Phoenix Packaging Corporation from 1993 to 2001, and president and chief executive officer of Central States Can Co. from 1978 to 1993. He joined Central States Can Co. in 1970. Mr. Smart earned a bachelor of science degree from Defiance College and a master of business administration from Wharton School at the University of Pennsylvania.

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         Mr.  Alexander  began his career in 1972 in the Tax  Department of Ohio
Edison, which merged in 1997 with Centerior Energy to form FirstEnergy. He joined Ohio Edison's Legal Department as an attorney in 1976, was named senior attorney in 1984, and promoted to associate general counsel in 1987. Mr. Alexander was elected vice president and general counsel in 1989; senior vice president and general counsel in 1991; and executive vice president and general counsel in 1996. In 1997, Mr. Alexander was elected executive vice president and general counsel of FirstEnergy and elected president in 2000. He was elected president and chief operating officer in 2001.

         Mr. Alexander earned a bachelor of science degree in accounting and a law degree from The University of Akron. He attended the Harvard Graduate School of Business and completed its Program for Management Development. He also completed the Reactor Technology Course for Utility Executives at the Massachusetts Institute of Technology.

         Mr. Alexander is a member of the boards of the Ohio Electric Utility Institute and the Association of Edison Illuminating Companies, Inc. He also is a director-at-large of the National Association of Manufacturers. Locally, he is a member of the boards of trustees of Akron General Health System, The NEOUCOM Foundation, Playhouse Square Foundation, the Green Schools Foundation and The University of Akron Foundation, and is Vice Chairman of the Greater Akron Chamber.

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; energy management and other energy-related services.

         Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations, availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory
Commission), inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, a denial of or material change to the Company's Application related to its Rate Stabilization Plan, and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2002, its Form 10-Q for the quarter ended September 30, 2003 and under "Risk Factors" in the Prospectus Supplement dated September 12, 2003 to the Prospectus dated August 29, 2003 (which was part of the Registration Statement-SEC File No. 333-103865) and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.


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